Exhibit 10.5

EQUITY PURCHASE AND RIGHTS OFFERING AGREEMENT

Dated as of July 16, 2007

By and Among

ITC^DeltaCom, Inc.

and

THE PURCHASERS LISTED ON THE SIGNATURE PAGES HERETO

i

INDEX OF DEFINED TERMS

Term	Section
Agreement	Recitals
Aggregate Offering Amount	Section 4.01(a)
Aggregate Purchase Price	Section 1.01
Business Day	Section 4.01(b)
Certificate of Designation	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Common Stock	Recitals
Common Stock Per Share Purchase Price	Recitals
Company	Recitals
Conversion of Shares	Recitals
Eligible Holder	Section 4.01(a)
Environmental Laws	Section 2.17
Escrow Agreement	Section 1.01
Exchange Act	Section 2.08(b)
Exercise of Rights	Recitals
Existing Preferred Stock	Section 2.02(a)
Existing Warrants	Section 2.02(a)
Expiration Time	Section 4.01(b)
GAAP	Section 2.13(a)
Governmental Entity	Section 2.08(b)
include, includes, included, including	Section 5.07(b)
Indemnifying Party	Section 7.01
Intellectual Property	Section 2.16
Investment Decision Package	Section 4.03(f)
Issuer Free Writing Prospectus	Section 4.07(f)
Lock-Up Period	Section 4.05(a)
Losses	Section 7.01
Majority of Purchasers	Section 3.10
Material Adverse Effect	Section 2.01
Recapitalization Documents	Section 2.05
Per Share Purchase Price	Section 1.01
Permits	Section 2.07(b)
person	Section 5.07(b)
Preferred Stock Amendments	Section 2.08(b)
Preliminary Rights Offering Prospectus	Section 4.03(f)
Proceedings	Section 7.01
Purchaser	Recitals
Purchasers	Recitals
Purchasers Confidentiality Agreements	Section 5.01(d)
QIB	Section 3.03
Recapitalization	Recitals

Recapitalization Documents	Section 2.05
Record Date	Section 4.01(a)
Rights	Recitals
Rights Exercise Period	Section 4.01(b)
Rights Offering	Recitals
Rights Offering Closing Date	Section 4.01(g)
Rights Offering Commencing Date	Section 4.01(b)
Rights Offering Prospectus	Section 4.03(f)
Rights Offering Registration Statement	Section 4.03(a)
Rights Offering Shares	Section 4.01(a)
SEC	Section 2.08(b)
SEC Filings	Section 2.12
Securities Act	Section 2.08(b)
Securities Act Effective Date	Section 4.03(f)
Series A Preferred Stock	Section 2.02(a)
Series A Warrants	Section 2.02(a)
Series B Preferred Stock	Section 2.02(a)
Series C Preferred Stock	Section 2.02(a)
Series D Warrants	Section 2.02(a)
Share Purchase Number	Recitals
Shares	Recitals
Stock Incentive Plans	Section 2.02(a)
Stockholders Lock-Up Period Agreement	Section 4.05(b)
Subscription Agent	Section 4.01(c)
Subscription Ratio	Recitals
Tax	Section 2.14(b)
Tax Return	Section 2.14(b)
Unsubscribed Shares	Section 4.01(f)

EQUITY PURCHASE AND RIGHTS OFFERING AGREEMENT (this “Agreement”), dated as of July 16, 2007, by and among the purchasers listed on the signature pages hereto (each a “Purchaser” and together, the “Purchasers”) and ITC^DeltaCom, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company intends to consummate a recapitalization of its capital structure (the “Recapitalization”) as described in Exhibit A annexed hereto; and

WHEREAS, concurrently with the Recapitalization, the Company desires to issue and sell to the Purchasers an aggregate of 412,215 shares of the Company’s Series H 6% Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Shares”), the Certificate of Designation for which will be substantially in the form annexed hereto as Exhibit B with such non-material changes as may be necessary for acceptance of form by the Secretary of State of Delaware (the “Certificate of Designation”) and each of which will be convertible into 33 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and each Purchaser desires to purchase from the Company that number of Shares set forth opposite such Purchaser’s name on the signature pages hereof (the “Share Purchase Number” with respect to such Purchaser); and

WHEREAS, as soon as reasonably practicable following the closing of the purchase of the Shares by the Purchasers, the Company proposes to conduct a rights offering by distributing to each holder of record (as of a certain record date) of its shares of Common Stock (certain holders having agreed not to participate therein), at no charge, non-transferable rights (the “Rights”) entitling the holder of each share of Common Stock to purchase from the Company 1.18 shares of Common Stock at a purchase price of $3.03 per share (the “Common Stock Per Share Purchase Price”), rounded to the nearest whole share (the “Rights Offering”); and

WHEREAS, the subscription ratio shall be 1.18 shares of Common Stock per Right, based on the currently estimated number of shares of outstanding Common Stock held immediately after the Closing by stockholders of the Company eligible to participate in the Rights Offering (11,536,618 shares of Common Stock), subject to adjustment if the actual number of such shares of Common Stock shall differ from such estimate (such ratio, as so adjusted, the “Subscription Ratio”); and

WHEREAS, the Company has reserved 13,604,455 shares of Common Stock issuable pursuant to the exercise of rights in the Rights Offering (the “Exercise of Rights”) and for the mandatory conversion of the Shares in accordance with the Certificate of Designation (the “Conversion of Shares”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I

Escrow of Purchase Price; Purchase and Sale of the Shares; Closing

Section 1.01 Delivery of Purchase Price into Escrow. Simultaneously with the execution hereof, each Purchaser is delivering by wire transfer of immediately available funds to the Escrow Agent (as defined in the Escrow Agreement annexed hereto as Exhibit C (the “Escrow Agreement”)) the sum of $100 (the “Per Share Purchase Price”) multiplied by such Purchaser’s applicable Share Purchase Number (the “Aggregate Purchase Price” with respect to such Purchaser). The Company shall pay simple interest to the Purchasers at the rate of 6% per annum of the Aggregate Purchase Price so long as the Aggregate Purchase Price remains subject to the Escrow Agreement. The Company shall reimburse and indemnify the Purchasers against any costs, expenses, losses or claims of any type of the Escrow Agent and/or against the failure of the Company to pay any fees pursuant to the Escrow Agreement;

Section 1.02 Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein and in the Escrow Agreement, on the Closing Date, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Shares equal to such Purchaser’s applicable Share Purchase Number at the Aggregate Purchase Price, to be paid by wire transfer of immediately available funds from the Escrow Agent to the Company and against delivery of duly executed certificates to each Purchaser representing the number of Shares which such Purchaser is purchasing hereunder and payment of accrued interest on the Aggregate Purchase Price pursuant to Section 1.01.

Section 1.03 Closing. The sale of the Shares by the Company to each Purchaser and the purchase of the Shares by each Purchaser from the Company (such sale and purchase collectively, the “Closing”) will take place at 10:00 a.m., New York City time, on July 31, 2007, or such other date as the Company closes the Recapitalization (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

ARTICLE II

Representations and Warranties of the Company

The Company represents and warrants to, and agrees with, each Purchaser that:

Section 2.01 Organization, Standing, etc. The Company and each of its subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized, with all requisite power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify or to be in good standing, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 2.02 Capital Stock. (a) As of June 30, 2007, before giving effect to the Recapitalization and the Closing, the authorized capital stock of the Company consists of 350,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, of which (i) 18,770,942 shares of Common Stock (excluding treasury shares) are issued and outstanding, (ii) no shares of Common Stock are held by the Company as treasury shares, (iii) approximately 340,000, 1,000,000, 6,700,000 and 5,600,000 shares of Common Stock are reserved for future issuance pursuant to the Company’s common stock purchase warrants originally issued on October 29, 2002 (the “Series A Warrants”), common stock purchase warrants originally issued on October 6, 2003, common stock purchase warrants originally issued on March 29, 2005 and warrants originally issued on July 26, 2005 (the “Series D Warrants”), respectively (collectively, the “Existing Warrants”), (iv) options to acquire 620,140 shares of Common Stock pursuant to the Company’s Amended and Reinstated Stock Incentive Plan and Executive Stock Incentive Plan (together, the “Stock Incentive Plans”) are issued and outstanding, (v) restricted stock units for 3,215,601 shares of Common Stock, stock units for approximately 14,016 shares of the Company’s 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and stock units for approximately 42,138 shares of the Company’s 8% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, (the “Series B Preferred Stock”) are issued and outstanding pursuant to the Stock Incentive Plans, (vi) 670,453 shares of Common Stock are reserved and available for issuance pursuant to future awards under the Stock Incentive Plans and (vii) 201,883 shares of the Series A Preferred Stock, 607,087 shares of the Series B Preferred Stock and 0 shares of the 8% Series C Convertible Redeemable Preferred Stock, par value $0.01 per share, (the “Series C Preferred Stock”) (collectively, the “Existing Preferred Stock”) are issued and outstanding.

(b) All of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares.

(c) As of the Closing Date, after giving effect to the Recapitalization (but not the Rights Offering) and the Closing, the authorized capital stock of the Company will consist of 350,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, of which not more than (i) 68,000,000 shares of Common Stock (excluding treasury shares) will be issued and outstanding, (ii) no shares of Common Stock will be held by the Company as treasury shares, (iii) 412,215 Shares will be issued and outstanding, and (iv) assuming no exercise thereof has taken place, (a) options to acquire 620,140 shares of Common Stock pursuant to the Stock Incentive Plans will be issued and outstanding, (b) restricted stock units for approximately 4,790,768 shares of Common Stock will be issued and outstanding pursuant to the Stock Incentive Plans, (c) 670,453 shares of Common Stock will be reserved and available for issuance pursuant to future awards under the Stock Incentive Plans, and (d) approximately 340,000 shares of Common Stock will be reserved for future issuance pursuant to the Series A Warrants. Except for the Rights Offering and except as set forth in the immediately preceding sentence, immediately following the Recapitalization and the Closing, 13,604,455 shares of Common Stock will be reserved for issuance pursuant to the Exercise of Rights and the Conversion of Shares, and (x) there will be no outstanding securities, options, “phantom” stock rights, stock appreciation rights, stock-based performance units, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its subsidiaries is bound, (A) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, the Company or any of its subsidiaries or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock or other voting securities of the Company or any of its subsidiaries or (B) other than in connection with the Company’s Stock Incentive Plans, obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any security, option, “phantom” stock rights, stock appreciation right, stock-based performance unit, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking, (y) there will be no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any option or other equity-based award (other than the redemption of the Shares pursuant to this Agreement and the Certificate of Designation) and (z) there will be no agreements or arrangements under which the Company or any of its subsidiaries will be obligated to register the sale of any of its or their securities under the Securities Act, except (1) the Rights Offering Registration Statement, (2) the Registration Rights Agreement, dated as of October 6, 2003, as amended, among the Company and WCAS Securityholders listed on the signature pages thereof and (3) the Registration Rights Agreement, dated as of July 26, 2005, as may be amended from time to time, among the Company and the TCP Securityholders listed on the signature pages thereof.

(d) The Overview of DeltaCom Equity Structure attached as Schedule 1 to Exhibit A attached hereto sets forth a pro forma representation of the Common Stock ownership of the Company after the consummation of the Rights Offering assuming (i) 100% participation of Common Stock holders in the Rights Offering, (ii) that no shareholder of the Company which or who is not subject to the lock-up agreements described in Section 4.05 of this Agreement has sold shares of Common Stock, (iii) giving effect to restricted stock units which will have vested by February 2008, and (iv) no management stock options have been issued, exercised or forfeited.

(e) Except as disclosed in the SEC Filings, all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever, other than any of the foregoing resulting solely from the Recapitalization.

Section 2.03 Issuance of Shares. The Shares, upon payment therefor pursuant to and as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever, other than any of the foregoing resulting solely from action by the holders of the Shares. The Shares will not be issued in violation of any statutory or contractual preemptive or other rights of any stockholder of the Company.

Section 2.04 Authorization; Enforcement. The Company has, subject to the authorization of the Certificate of Designation by or on behalf of the Board of Directors in accordance with Section 4.02 and the effectiveness of the Preferred Stock Amendments, all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Escrow Agreement, and the Certificate of Designation and to consummate the transactions contemplated hereby and thereby. This Agreement, the Escrow Agreement, and the Certificate of Designation have been, or prior to Closing will be, duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) the enforceability of rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws.

Section 2.05 Recapitalization. The Company has, subject to the authorization of the Certificate of Designation by or on behalf of the Board of Directors in accordance with Section 4.02 and the effectiveness of the Preferred Stock Amendments, all requisite corporate power and authority to consummate the Recapitalization, and to enter into, execute, deliver and perform its obligations under the Recapitalization Documents and to consummate the transactions contemplated thereby. Each of the Recapitalization Documents will be duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Recapitalization will occur concurrently with the Closing and the purchase by the Purchasers of the Shares hereunder.

For purposes of this Agreement, the term “Recapitalization Documents” means all agreements and instruments to be executed by the Company in order to effect the Recapitalization and related transactions.

Section 2.06 Absence of Changes. Except as disclosed in the SEC Filings and except as contemplated by this Agreement and the Recapitalization Documents, since December 31, 2006, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.07 Compliance with Laws. Except as expressly disclosed in the SEC Filings:

(a) the Company and each of its subsidiaries are in compliance with all statutes, orders, rules and regulations of any court or governmental agency or body having jurisdiction over the Company or such subsidiary in all respects, except to the extent that the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)(i) the Company and each of its subsidiaries have all licenses, permits, orders or approvals of any Governmental Entity (collectively, “Permits”) that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings, except to the extent that the failure to have such Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) such Permits are in full force and effect and (iii) no violations exist with respect to any Permit, except to the extent that any such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) neither the Company nor any of its subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of the Company and its subsidiaries, taken as a whole, nor has the Company or any subsidiary been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

Section 2.08 No Conflicts; Consents. (a) None of the execution, delivery and performance of this Agreement, the Escrow Agreement and the Recapitalization Documents by the Company, including the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby in accordance with the terms of this Agreement, will conflict with or result in a breach or violation of any of the terms or provisions of, or (with the giving of notice or the lapse of time or both)

constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) the provisions of the charter, by-laws or other organizational documents of the Company or any of its subsidiaries or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except for, in the case of clauses (i) and (iii), such conflicts, breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Recapitalization Documents shall be effective prior to the issuance and sale of the Shares.

(b) The Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any governmental entity, including any Federal, state or local government or any court, administrative agency or commission or other governmental or regulatory authority or agency (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement, the Escrow Agreement, the Recapitalization Documents and the Rights Offering by the Company, including the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby, except for (i) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the Rights and the Shares pursuant to the Exercise of Rights, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Escrow Agreement and the Recapitalization and the transactions contemplated hereby and thereby, (iii) any filings required under applicable state securities rules and regulations, (iv) the filing of one or more notices on Form D under the Securities Act, (v) consents, approvals, authorizations, registrations, declarations and filings of or with state public service or public utility commissions or other similar state Governmental Entities with jurisdiction to regulate the business operations of the Company and its subsidiaries, (vi) the filing of amendments to the certificates of designation of the Series A Preferred Stock and the Series B Preferred Stock as needed to implement the transactions contemplated by this Agreement (the “Preferred Stock Amendments”), the filing of a certificate of elimination with respect to the Series C Preferred Stock, and the authorization and filing of the Certificate of Designation relating to the Shares with the Secretary of State of the State of Delaware, (vii) the filing of such documents as may be necessary to record or perfect or to terminate security interests or mortgages in personal or real property in connection with the incurrence and repayment by the Company and its subsidiaries of indebtedness in connection with the Recapitalization, and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement and the Recapitalization Documents or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement and the Escrow Agreement.

Section 2.09 No Violation. Neither the Company nor any of its subsidiaries (i) is in violation of its charter, by-laws or other organizational documents, (ii) is in default in any respect, and no event has occurred which (with the giving of notice or the lapse of time or both) would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation in any respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, except for, in the case of clauses (ii) and (iii), such defaults or violations as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10 Legal and Governmental Proceedings. Except as otherwise disclosed in the SEC Filings or as previously disclosed to the Purchasers in writing, there are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against the Company or any of its subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 2.12 Full Disclosure. Since January 1, 2006, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by the Company with the SEC pursuant to the Exchange Act (the “SEC Filings”). As of their respective dates, each of the SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and none of the SEC Filings at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Filing.

Section 2.13 Financial Statements; Books and Records. (a) The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in SEC Filings have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

(b) The Company has no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities to the extent disclosed or provided for in the most recent financial statements of the Company or set forth in the notes thereto, (ii) liabilities disclosed in the SEC Filings, (iii) liabilities under this Agreement and the Recapitalization Documents, or (iv) liabilities incurred in the ordinary course of business since the date of the most recent financial statements disclosed in the SEC Filings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company has complied, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 applicable to it. The Company (i) makes and keeps accurate books and records and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

Section 2.14 Taxes. (a) Except where the failure to file or pay or the existence of outstanding agreements, waivers, disputes, claims, audits or examinations could not reasonably be expected to have a Material Adverse Effect, the Company has filed or caused to be filed all Federal Tax Returns, and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company shall have set aside on its books adequate reserves in accordance with GAAP.

(b) For purposes of this Agreement, “Tax” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges,

together with any related interest, penalties or other additional amounts, and “Tax Return” shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

Section 2.15 Title to Properties. Except as described in the SEC Filings filed with the SEC prior to the date of this Agreement, the Company has sufficient title to all material properties (real and personal) owned by the Company that are necessary for the conduct of the business of the Company as described in the SEC Filings filed with the SEC prior to the date of this Agreement and as currently conducted, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (ii) for assets disposed of as otherwise permitted under the Recapitalization Documents, or (iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties are free and clear of any encumbrance, other than any encumbrance permitted under the Recapitalization Documents. All material properties held under lease by the Company are held under valid, subsisting and enforceable leases. The Company enjoys peaceful and undisturbed possession under all such material leases, except in each case as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.16 Intellectual Property. The Company owns or possesses sufficient rights to use all material trademarks, copyrights, licenses, inventions, trade names and know-how (including trade secrets and other unpatented and/or unpatentable property or confidential information, systems, processes or procedures) (collectively, “Intellectual Property”) necessary for its business as presently conducted without any material conflict or material infringement of the intellectual property rights of others. To the knowledge of the Company, the Company has not materially infringed upon or otherwise materially violated the intellectual property rights of any third party. The Company has not received and there is not currently pending any claim, charge, demand, notice or other communication alleging that the Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of any other person or entity, other than claims, charges, demands, notices or other communications that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Company’s Intellectual Property is owned or licensed by the Company, free and clear of all encumbrances and (to the extent owned) is held in the Company’s name. The execution or delivery of this Agreement, or the carrying on of the Company’s business by the employees of the Company, will not conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument related to the Intellectual Property, except for any such conflict, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has taken all actions reasonably necessary and desirable to maintain and protect each material item of Intellectual Property owned by the Company.

Section 2.17 Environmental Matters. Except as otherwise disclosed in the SEC Filings, the Company and its subsidiaries (i) are and have been in compliance in all material respects with all applicable Federal, state and local laws, common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health (collectively, “Environmental Laws”), and no material expenditures are or, to the knowledge of the Company, will be required in order to comply with any applicable Environmental Laws, (ii) have received and are in material compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminant. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or to the knowledge of the Company, threatened against the Company pursuant to Environmental Laws which would reasonably be expected to result in a material fine, penalty, cost or expense. To the knowledge of the Company, there are no past, present or, reasonably anticipated events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans that would reasonably be expected to give rise to any material cost or material liability to the Company under Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.

Section 2.18 Transactions with Affiliates. Except as disclosed in the SEC Filings, and as contemplated by the Recapitalization there are no material agreements, material contracts or other material arrangements between the Company or any of its subsidiaries, on the one hand, and (i) any affiliate of the Company or any of its subsidiaries or (ii) any current or former director, officer, employee or consultant of the Company or any of its subsidiaries or of any affiliate of the Company or any of its subsidiaries, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC.

Section 2.19 No Shareholder Vote Required. No vote by any holders of any class or series of capital stock of the Company or any of its subsidiaries is necessary to approve the execution, delivery and performance of this Agreement, the Escrow Agreement and the Recapitalization Documents by the Company and the consummation of the transactions contemplated hereby and thereby, except for the approval of the Preferred Stock Amendments by the holders of the Series A Preferred Stock and the Series B Preferred Stock.

Section 2.20 Securities Act. Subject to the accuracy of the representations and warranties of the Purchasers contained herein, it is not necessary in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement the Purchasers to register the Shares under the Securities Act.

Section 2.21 General Solicitation. Within the preceding six months, other than pursuant to an effective registration statement on Form S-8 with respect to the Company’s Amended and Restated Stock Incentive Plan, neither the Company, any affiliate of the Company nor any person acting on its or their behalf has sold any shares of Common Stock by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or offered or sold any shares of Common Stock outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act).

Section 2.22 Integration. Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has sold to any person any shares of Common Stock or any securities of the same or a similar class as the Common Stock, other than the Shares offered or sold to the Purchasers hereunder or pursuant to the Recapitalization and other than pursuant to an effective registration statement on Form S-8 with respect to the Company’s Amended and Restated Stock Incentive Plan. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, of any shares of Common Stock or any substantially similar security issued by the Company, within six months subsequent to the Closing Date, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Shares contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

Section 2.23 Solvency. The Company (both before and immediately after giving effect to the Closing and the Recapitalization) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and currently the Company has no information that would lead it to reasonably conclude that the Company would not have the ability to, nor does it intend to take any action that would impair its ability to, pay its debts from time to time incurred in connection therewith as such debts mature. The Company did not receive a qualified opinion from its auditors with respect to its most recent fiscal year end and does not anticipate or know of any basis upon which its auditors might issue a qualified opinion in respect of its current fiscal year.

Section 2.24 No Brokers. No broker, finder, commission agent or other person is entitled to be paid by the Company any broker’s fee or commission in connection with the sale of the Shares and the transactions contemplated by this Agreement other than Miller Buckfire & Co., LLC and Imperial Capital.

ARTICLE III

Representations and Warranties of the Purchasers

Each Purchaser, severally and not jointly, hereby represents and warrants to, and agrees with the Company that:

Section 3.01 Organization; Authorization; Enforcement. Such Purchaser is an entity validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as it is now being conducted. This Agreement and the Escrow Agreement have been duly and validly authorized, executed and delivered by such Purchaser, and, assuming the due authorization, execution and delivery thereof by the Company, constitute valid and binding agreements of such Purchaser, enforceable against such Purchaser in accordance with their terms, except (i) as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) the enforceability of rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws.

Section 3.02 Compliance with Securities Act. Such Purchaser understands and acknowledges that the offering, issuance, sale and delivery of the Shares to the Purchasers as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and that the Securities purchased by such Purchaser will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act. So long as the Securities purchased are restricted securities, such Purchaser will offer and sell the Securities in any subsequent disposition only (i) pursuant to an effective registration statement under the Securities Act or (ii) under a valid exemption from the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

Section 3.03 QIB and Accredited Investor Status. Such Purchaser is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) or (ii) an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act. Such Purchaser understands and acknowledges that the Company is relying on such Purchaser’s status as a QIB or an “accredited investor” in order for the offer and sale of the Shares to be exempt from the registration requirements of the Securities Act.

Section 3.04 Reliance on Exemptions. Such Purchaser understands and acknowledges that the Shares are being offered and sold to the Purchasers in reliance upon specific exemptions from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth in this Article III in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

Section 3.05 Legends. Such Purchaser understands and acknowledges that the Shares (until such time as such Shares have been registered for public resale thereof under the Securities Act or converted into shares of Common Stock as contemplated by the Rights Offering, or otherwise may be sold by such Purchaser pursuant to Rule 144 without any restriction as to the public resale thereof), subject to the immediately following paragraph, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, (B) AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR (C) RULE 144 UNDER THE SECURITIES ACT.

The conditions to any offer, sale, pledge or other transfer of the Shares as set forth in the legend above are incorporated in, and form a part of, this Agreement. The legend set forth above shall be removed and the Company shall issue a certificate representing any Share without such legend to the holder of such Share upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Share is sold pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such Share may be made without registration under the Securities Act or (iii) such holder provides the Company with reasonable assurances that such Share and all other Shares then held by such holder may be sold pursuant to Rule 144(k) under the Securities Act or pursuant to Rule 144 under the Securities Act within any three-month period.

Section 3.06 Brokers. Such Purchaser has dealt with no broker, finder, commission agent or other person in connection with the purchase of the Shares and the transactions contemplated by this Agreement, and such Purchaser is under no obligation to pay any broker’s fee or commission in connection with such transactions except for a fee to Imperial Capital which is being paid by the Company.

Section 3.07 Own Account. Such Purchaser is acquiring the Shares as principal for its own account and is acquiring the Shares in the ordinary course of its business. Except for participating in the Rights Offering, such Purchaser is not purchasing the Shares with a view toward, or for resale in connection with, any distribution (as that term is used in the Securities Act and the rules and regulations thereunder) of all or any portion thereof in violation of the Securities Act or any applicable state securities laws.

Section 3.08 Experience of Purchaser. (a) Such Purchaser has had access to the SEC Filings, has undertaken its own due diligence with respect to the Company and the Common Stock and has (i) made such investigation with respect thereto as it has deemed necessary to make its investment decision and (ii) made its own assessment and has satisfied itself concerning the relevant tax, legal and other economic considerations relevant to its investment in the Shares. Such Purchaser, either alone or together with its representatives and advisors, has the knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares, has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment.

(b) Such Purchaser has not relied on the Company or any of its affiliates or any person acting on its behalf in connection with its analysis or decision to purchase the Shares, except for the representations and warranties of the Company set forth in this Agreement. Such Purchaser understands, acknowledges and agrees that none of the Company or any of its respective affiliates, directors, officers, employees, agents, advisors, attorneys or representatives has made any representation or warranty, either express or implied, with respect to the Company or the Shares, or the accuracy or completeness of any of the information furnished by or on behalf of any of them to such Purchaser in connection with its acquisition of the Shares, except for the representations and warranties of the Company set forth in this Agreement.

Section 3.09 Availability of Funds. Such Purchaser has adequate funds immediately available to satisfy all of its obligations hereunder and is transferring such funds to the Escrow Agent simultaneously with the execution of this Agreement.

Section 3.10 Majority of Purchasers. For purposes of this Agreement, a “Majority of Purchasers” shall mean those Purchasers whose Aggregate Purchase Prices equal or exceed 20, 610, 751.

Section 3.11 Shares. For purposes of this Article III, the reference to “Shares” shall mean both the Shares of Series H 6% Convertible Redeemable Preferred Stock and the shares of Common Stock into which such Shares are convertible.

ARTICLE IV

Covenants

Section 4.01 Rights Offering. (a) On the terms and subject to the conditions set forth herein, the Company will distribute, at no charge, to each holder of record of Common Stock (each an “Eligible Holder”) as of the close of business on an applicable record date as determined by the Company’s Board of Directors (the “Record Date”), Rights to purchase shares of Common Stock (the “Rights Offering Shares”) at the Common Stock Per Share Purchase Price. Each Eligible Holder shall receive Rights to purchase Rights Offering Shares at the Subscription Ratio which shall be finalized not later than five (5) Business Days prior to the Rights Offering Commencement Date for each share of Common Stock held by such holder as of the Record Date, provided that no fractional shares will be issued and the Common Stock Per Share Purchase Price multiplied by the aggregate number of Rights Offering Shares offered shall not exceed $41,221,500 (the “Aggregate Offering Amount”). Each such Right shall be non-transferable.

(b) The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the date on which Rights are issued to Eligible Holders (the “Rights Offering Commencement Date”) and ending at 5:00 p.m. Eastern Daylight Time on a Business Day that shall not be less than twenty (20) Business Days after the Rights Offering Commencement Date, subject to extension at the reasonable discretion of the Board of Directors, provided, however, that the Rights Exercise Period shall not be more than thirty (30) Business Days without the prior written consent of the Majority of Purchasers (the date on which such period ends, the “Expiration Time”). “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

(c) Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent (the “Subscription Agent”) electing to exercise all or a portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the full Common

Stock Per Share Purchase Price of the number of Rights Offering Shares that the Eligible Holder elects to purchase pursuant to the instructions set forth in the Rights Offering Registration Statement by a specified date to an escrow account established for the Rights Offering pursuant to the terms of an escrow agreement reasonably acceptable to the Majority of Purchasers. On the Rights Offering Closing Date, the Subscription Agent will issue to each Eligible Holder who validly exercised its Rights the number of Rights Offering Shares to which such Eligible Holder is entitled based on such exercise.

(d) The Company will pay all of its expenses associated with the Rights Offering Registration Statement, and the Rights Offering, including, without limitation, filing and printing fees, fees and expenses of any subscription and information agents, its counsel and accounting fees and expenses, costs associated with clearing the shares of Common Stock for sale under applicable state securities laws and listing fees.

(e) The Company shall notify, or cause the Subscription Agent to notify the Purchasers, on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Purchasers, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(f) The Company hereby agrees and undertakes to give the Purchasers by electronic facsimile transmission the certification by an executive officer of the Company of the number of Rights Offering Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the aggregate purchase price therefore at the Common Stock Per Share Purchase Price, the number of Rights Offering Shares issuable pursuant to the aggregate number of Rights that were not properly exercised by the Eligible Holders thereof during the Rights Offering (the “Unsubscribed Shares”), if any, the number of shares of Common Stock into which unredeemed Shares will be converted and the amount of cash proceeds which will be used to redeem certain Shares as set forth in the Certificate of Designation (a “Satisfaction Notice”) as soon as reasonably practicable and, in any event, within two (2) Business Days after the Expiration Time.

(g) In accordance with the Certificate of Designation, the Company shall, four (4) Business Days after the expiration of the Rights Offering, use the cash proceeds from the Rights Offering to redeem such number of Shares as may be redeemed at the Liquidation Preference (as such term is defined in the Certificate of Designation) using only such proceeds. All Shares outstanding after such redemption shall be converted into Common Stock as set forth in the Certificate of Designation.

(h) The closing of the purchase of the Rights Offering Shares to be purchased in the Rights Offering, the redemption for cash of the Shares using the cash proceeds received from subscribers in the Rights Offering, the payment of accrued but unpaid dividends and the mandatory conversion of the unredeemed Shares into shares of Common Stock, will occur at 10:00 a.m., New York City time, on the fourth (4th) Business Day following the Expiration Time (the “Rights Offer Closing Date”), in the manner, and on the terms and conditions of the Rights Offering as will be set forth in the Rights Offering Registration Statement and the Certificate of Designation for the Shares. Delivery of the cash redemption price and the shares of Common Stock will be made by the Company to the account of the Purchaser (or to such other accounts, as the Purchaser may designate in accordance with this Agreement).

Section 4.02 Authorization. Prior to Closing, the Board of Directors (or a duly-authorized committee thereof) shall authorize the Certificate of Designation and the issuance of the Shares.

Section 4.03 Rights Offering; Registration Statements. (a) As soon as reasonably practicable following the date of the Closing Date, but in no event more than 60 days following the Closing Date, the Company shall prepare and file with the SEC a registration statement on Form S-1 relating to the offering of the Rights and the sale of shares of Common Stock pursuant to the exercise of the Rights (the “Rights Offering Registration Statement”).

(b) The Company shall: (i) provide the Purchasers with a reasonable opportunity to review the Rights Offering Registration Statement and any amendment thereto prior to its filing with the SEC and shall duly consider in good faith any comments of the Purchasers and the counsel; (ii) advise the Purchasers promptly of the time when the Rights Offering Registration Statement has become effective or any Rights Offering Prospectus or Rights Offering Prospectus supplement has been filed and shall furnish the Purchasers with copies thereof; and (iii) advise the Purchasers promptly after it receives notice of any comments or inquiries by the SEC (and furnish the Purchasers with copies of any correspondence related thereto), of the issuance by the SEC of any stop order or of any order preventing or suspending the use of the Rights Offering Registration Statement, of the initiation or threatening of any proceeding for any such purpose, or of any request by the SEC for the amending or supplementing the Rights Offering Registration Statement or for additional information, and in each such case, provide the Purchasers with a reasonable opportunity to review any such comments, inquiries, request or other communication from the SEC and to review any amendment or supplement to the Rights Offering Registration Statement before any filing with the SEC, and to duly consider in good faith any comments consistent with this Agreement and any other reasonable comments of the Purchasers and their counsel and in the event of the issuance of any stop order or of any order preventing or suspending the use of the Rights Offering Registration Statement or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal. The Company’s obligation under this Section 4.03(b) shall be satisfied if it provides all notices and makes all communication specified herein to a single counsel designated by the Majority of Purchasers.

(c) The Company shall use its commercially reasonable best efforts to have the Rights Offering Registration Statement declared effective by the SEC as soon as reasonably practicable after such filing. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Shares and the other transactions contemplated by this Agreement will be effected in accordance with the applicable provisions of the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws, provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(d) If at any time prior to the Expiration Time, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Purchasers of any such event and prepare an amendment or supplement to the Investment Decision Package that is reasonably acceptable in form and substance to the Purchasers that will correct such statement or omission or effect such compliance.

(e) Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

(f) Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement or any post-effective amendment thereto, as of the Securities Act Effective Date, will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable filing date of the Rights Offering Prospectus and any amendment or supplement thereto and as of the Closing Date, the Rights Offering Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the date on which it is distributed and the Expiration Date, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, at the time of use thereof, when considered together with the Investment Decision Package, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Rights Offering Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to the Purchasers furnished to the Company in writing by the Purchasers expressly for use in the Rights Offering Registration Statement and the Rights Offering Prospectus and any amendment or supplement thereto.

For the purposes of this Agreement, (i) the term “Rights Offering Registration Statement” includes all related exhibits filed with the SEC and any post-effective amendment thereto that becomes effective; (ii) the term “Rights Offering Prospectus” means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A, 430B or 430C and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement; (iii) the term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the shares of Common Stock to Eligible Holders pursuant to the Rights Offering, (iv) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, (v) the term “Preliminary Rights Offering Prospectus” means each prospectus included in the Rights Offering Registration Statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Rights Offering Registration Statement, at the time of effectiveness that omits information permitted to be excluded under Rule 430A, 430B or 430C under the Securities Act; and (vi) “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission.

(g) Free Writing Prospectuses. Each Issuer Free Writing Prospectus will conform in all material respects to the requirements of the Securities Act as of the date of first use or as otherwise provided for in Rule 433 under the Securities Act, and the Company will comply with all prospectus delivery and all filing requirements applicable to such Issuer Free Writing Prospectus under the Securities Act. The Company has retained in accordance with the Securities Act all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Securities Act.

(h) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

Section 4.04 Reporting Status. The Company’s Common Stock is registered under Section 12(g) of the Exchange Act. The Company shall use commercially reasonable efforts to timely file with the SEC all reports and other information under the Exchange Act so long as it is an issuer required to file reports and such information under the Exchange Act.

Section 4.05 Company Lock-Up. (a) Except in connection with the Recapitalization, until the earlier of (i) the Rights Offering Closing Date and (ii) January 31, 2008, or as extended by mutual agreement between the Company and the Majority of Purchasers (the “Lock-Up Period”), the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (other than a registration on Form S-8) under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Majority of Purchasers, except (A) pursuant to the transactions contemplated by the Recapitalization Rights Offering Registration Statement and (B) with respect to stock options, restricted stock, restricted stock units or any and all other awards that are authorized under the Stock Incentive Plans, or the issuance of any shares of Common Stock upon the exercise, conversion, vesting or settlement of any stock option, restricted stock, restricted stock unit or other award outstanding under the Stock Incentive Plans or the Series A Warrants. The Company will not issue shares of Common Stock in exchange for Existing Third Lien Notes (as defined in Exhibit A hereto) unless the holder thereof executes a “lock-up” agreement (in a form reasonably acceptable to the Majority of Purchasers) substantially similar to the Stockholder Lock-Up Agreements. In addition, during the Lock-Up Period the Company will not sell any material assets other than in the ordinary course of business.

(b) Simultaneously with the execution of this Agreement, the Company will obtain agreements (in a form reasonably acceptable to the Majority of Purchasers) from all holders of common stock affiliated with Welsh Carson Andersen & Stove VIII, L.P. and Tennenbaum Capital Partners, LLC and certain members of senior management in which they will agree to (i) a “lock-up” provision for the Lock-Up Period, (ii) not seek to exercise registration rights during the Lock-Up Period, and (iii) not exercise pre-emptive rights, both as stockholders of the Company and pursuant to Section 3.04 or any other provision of the Amended and Restated Governance Agreement, dated as of July 26, 2005, as amended, among the Company and the securityholders of the Company listed on the signature pages thereof, with respect to the Rights Offering or otherwise subscribe for shares of Common Stock in the Rights Offering, (collectively, the “Stockholder Lock-Up Agreements”). The Stockholder Lock-Up Agreements shall provide that Purchasers shall be third party beneficiaries thereunder.

Section 4.06 No Integration. The Company has not made and shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the Securities Act or cause the offering of the Shares to be integrated with any other offering of securities by the Company for the purpose of the federal securities law doctrine of “integration,” or any shareholder approval provision applicable to the Company or its securities.

Section 4.07 Compliance with Laws. The Company shall maintain appropriate compliance policies and procedures designed to ensure that the Company and its subsidiaries comply with all applicable laws and regulations in all material respects.

Section 4.08 Publicity. Except as otherwise required by law (including the rules and regulations of the SEC), none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the Purchasers’ interest in the Company or the matters contained herein or therein, without obtaining the prior consent of the Majority of Purchasers and the Company, which consent shall not be unreasonably withheld. Except as otherwise required by law, no references to any Purchaser or any of its affiliates shall be made in any public statement without such Purchaser’s or such affiliate’s prior consent.

Section 4.09 Fees and Expenses. The Company shall reimburse the Purchasers from time to time upon presentation of reasonably detailed invoices for the reasonable and actual fees of their respective counsel and financial advisor, subject to an aggregate maximum of $1 million; provided that counsel fees of any Purchaser paid or reimbursed by the Company pursuant to Section 7 of this Agreement shall not be so limited and will not count towards the above-stated maximum amount.

ARTICLE V

Section 5.01 Additional Covenants of the Purchasers. The Purchasers agree with the Company:

(a) Information. To provide the Company with such information as the Company reasonably requests regarding the Purchasers for inclusion in the Rights Offering Registration Statement; provided, however, that under no circumstances will any Purchaser be required to disclose any of its investors or portfolio holdings except as required by law.

(b) Reasonable Best Efforts. The Purchasers shall use their reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, including executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby, including:

(i) preparing and filing as soon as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;

(ii) defending any lawsuits or other actions or proceedings, if any, to which the Purchasers may be named a party, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(iii) executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby.

(c) No Stabilization. The Purchasers will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(d) Confidentiality Agreements. The provisions of the several confidentiality agreements entered into between the Company and the Purchasers (the “Purchasers Confidentiality Agreements”) shall remain in effect.

ARTICLE VI

Conditions To The Obligations of The Parties

Section 6.01 Conditions to the Obligations of the Purchasers. The obligations of the Purchasers hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Majority of Purchasers in their sole discretion).

(a) Recapitalization. The Company shall have consummated simultaneously with the Closing the other transactions contemplated by the Recapitalization without material modification.

(b) No Legal Impediment to Issuance. The Board of Directors of the Company (or any duly authorized committee thereof) shall have approved the Certificate of Designation and authorized the issuance of the Shares, and no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Rights Offering or the transactions contemplated by this Agreement.

(c) Good Standing. The Purchasers shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company in its jurisdiction of organization, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdiction.

(d) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) Covenants. The Company shall have performed and complied with all of its respective covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement through the Closing Date.

(f) Fees and Expenses. The Company shall have paid all fees, costs and expenses payable to the Purchasers as contemplated by Section 4.08.

(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(h) Certificate of Officer. The Purchasers shall have received a certificate executed by the Company’s Chief Executive Officer or other senior executive officer of the Company certifying that the conditions set forth in 6.01(b), (d), and (e) have been fulfilled.

(i) Stockholder Lock-Up Agreements. The Stockholder Lock-Up Agreements shall have been executed and delivered.

(j) Opinion of Counsel. The Purchasers shall have received an opinion of counsel to the Company, in form reasonably satisfactory to the Majority of Purchasers, in respect of the transactions contemplated by this Agreement.

Section 6.02 Conditions to the Obligations of the Company. The obligation of the Company to issue and sell the Shares are subject to the following conditions (which may be waived in whole or in part by the Company in its sole discretion):

(a) Authorization of Issuance; No Legal Impediment to Issuance. The Board of Directors of the Company (or any duly authorized committee thereof) shall have approved the Certificate of Designation and authorized the issuance of the Shares, and no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Rights Offering or the transactions contemplated by this Agreement.

(b) Representations and Warranties. The representations and warranties of each Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Purchaser’s performance of its obligations under this Agreement.

(c) Covenants. The Purchaser shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement through the Closing Date.

(d) Recapitalization. The Company shall have consummated the other transactions contemplated by the Recapitalization simultaneously with the Closing without material modification.

ARTICLE VII

Indemnification and Contribution

Section 7.01 Whether or not the Rights Offering is consummated or this Agreement is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Purchasers, their respective Affiliates and their respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, arising out of circumstances existing on or prior to the Rights Offering Closing Date (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding (“Proceedings”) instituted by a third party with respect to the Rights Offering, this Agreement, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, any amendment or supplement thereto or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses to the extent that they resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence or willful misconduct on the part of such Indemnified Person or (c) statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Rights Offering Registration Statement, any Rights Offering Preliminary Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person (except as set forth in the proviso to the immediately preceding section) or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of the Shares contemplated by this Agreement bears to (ii) the cash proceeds paid to redeem the Shares. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 7 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

Section 7.02 Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 7. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel, which selection shall be subject to the reasonable approval of the Indemnifying Party, to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any jurisdiction, approved by the Investor (or the Principal Additional Investor if the Investor is not an Indemnified Person), representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 7.03 The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 7. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

ARTICLE VIII

Termination

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company, on the one hand, and the Majority of Purchasers, on the other hand;

(b) by the Company

(i) if there has been a breach of any covenant or a breach of any representation or warranty of the Purchasers, which breach would cause the failure of any condition precedent set forth in Section 6.02, provided, that any such breach of a covenant or representation or warranty is not capable of cure on or prior to August 31, 2007; or

(ii) after August 31, 2007; provided that (1) the Closing Date has not occurred by such date and (2) the failure of the closing to have occurred is not due to a breach of any covenant or a breach of any representation or warranty of the Company;

(c) by the Majority of Purchasers,

(i) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 6.01, provided, that any such breach of a covenant or representation or warranty is not capable of cure on or prior to August 31, 2007; or

(ii) after August 31, 2007; provided, that the Closing Date has not occurred by such date and (2) the failure of the closing to have occurred is not due to a breach of any covenant or a breach of any representation or warranty of any of the Purchasers.

In addition, if this Agreement is terminated, the Company shall pay to the Purchasers any actual unpaid expenses as provided in Section_4.08 hereof, unless this Agreement is terminated pursuant to Section 8.01(b)(i).

(d) Upon termination under this Section 8.01, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except for the provisions in Section 5.01(d) and in Article IX, all of which shall survive termination of this Agreement and all amounts paid by Purchasers to the Escrow Agent shall be promptly returned to Purchasers, together with accrued interest at the rate of 6% per annum; provided that nothing contained herein shall release any party hereto from liability for any willful breach.

ARTICLE IX

Miscellaneous

Section 9.01 Surviving Provisions. The representations and warranties of the Company and the Purchasers set forth in Articles II and III, the covenants contained in Article IV and the agreements and covenants set forth in Article VII and this Article IX shall survive the execution and delivery hereof and the Closing hereunder through and including the Rights Offering Closing Date.

Section 9.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, real estate transfer or gains and stock transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company.

Section 9.03 Entire Agreement. This Agreement (including all schedules and exhibits hereto), the Escrow Agreement together with the Purchaser Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Escrow Agreement and the Purchaser Confidentiality Agreements supersede all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 9.04 Amendment and Waiver. This Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed on behalf of each of the Company and the Majority of Purchasers.

Section 9.05 Extension; Waiver. At any time prior to the Rights Offering Closing Date, the Company for itself and the Majority of Purchasers for the Purchasers may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.06 Notices. Any Notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Attention: Richard E. Fish, Jr.

Facsimile: (256) 382-3935

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: J. Gregory Milmoe

Facsimile: (917) 777-3770

If to any Purchaser:

Joshua Tree Capital Management, LLC

One Maritime Plaza, Suite 750

San Francisco, CA 94111

Attention: Vikas Tandon

Facsimile: (415) 568-4268

H Partners LP

152 West 57th Street

52nd Floor

New York, NY 10019

Attention: Heather Broome

Facsimile: (212) 974-7181

Trace Partners, LP

104 Woodmont Boulevard, Suite 200,

Nashville, TN 37205

Attention: Mark Eberle

Facsimile: (615) 386-0412

With a copy to:

Kasowitz Benson Torres & Friedman LLP

1633 Broadway

New York, NY 10019

Attention: Michael D. Rosenbloom

Facsimile: (212) 506-1800

Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, and any such assignment that is not so consented to shall be null and void.

Section 9.08 Exhibits and Annexes; Interpretation. (a) The headings contained in this Agreement and in any Exhibit hereto and in the table of contents to this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For all purposes hereof, (i) the words “include”, “includes”, “included” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

Section 9.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Section 9.11 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such Delaware State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the Company at the address specified in Section 9.06 shall be effective service of process against the Company for any suit, action or proceeding brought in any such court.

Section 9.12 Specific Performance. Each of the parties recognizes that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 9.14 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to making all required filings with governmental agencies or authorities.

Section 9.15 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be duly executed as of the date first written above.

FOR THE COMPANY ITC^DELTACOM, INC.,

by	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Sr. Vice President

FOR THE PURCHASERS H PARTNERS LP (Purchaser of 237,215 Shares)

/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

JOSHUA TREE CAPITAL PARTNERS (Purchaser of 150,000 Shares) by: Joshua Tree Capital Management, LP, its General Partner by: Joshua Tree Capital Management, LLC, its General Partner

/s/ Vikas Tandon
Name:	Vikas Tandon
Title:	Managing Member

TRACE PARTNERS, LP (Purchaser of 25,000 Shares) by: Trace Management LLC, its General Partner

By:	/s/ Mark Eberle
Name:	Mark Eberle
Title:	Managing Member

By:	/s/ Kevin Nowat
Name:	Kevin Nowat
Title:	Attorney-in-Fact

EXHIBIT A

RECAPITALIZATION

The Company’s intended recapitalization of its capital structure consists of the debt and equity financing arrangements set forth below. In addition to the arrangements described herein, the Recapitalization also contemplates the sale and issuance of the Company’s Series H 6% Convertible Redeemable Preferred Stock as described more fully in the Equity Purchase and Rights Offering Agreement.

A.	Debt Financing Arrangement

Pursuant to the debt financing arrangements in place by virtue of a commitment letter entered into on June 8, 2007 (as amended by virtue of the arrangement contemplated by the Equity Purchase and Rights Offering Agreement) with Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch (collectively with their affiliates, “Credit Suisse”), and with Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC, Special Value Continuation Partners, LP and Tennenbaum Opportunities Partners, LP (all managed by Tennenbaum Capital Partners, LLC (“TCP”)), Interstate FiberNet, Inc., a wholly-owned subsidiary of the Company (the “Borrower”) intends to obtain (1) from Credit Suisse new first lien senior secured credit facilities consisting of (a) a $10,000,000 aggregate principal amount first lien senior secured revolving credit facility (the Revolving Credit Facility”) and (b) a $230,000,000 aggregate principal amount first lien senior secured term loan facility (the “First Lien Loan Facility”, and together with the Revolving Credit Facility, the “First Lien Credit Facilities”), and (2) from TCP funds a new $75,000,000 aggregate principal amount second lien senior secured term loan facility (the “Second Lien Credit Facility,” and together with the First Lien Credit Facilities, the “Credit Facilities”). The First Lien Credit Facilities will be syndicated to other institutional lenders before the facility closing date.

After the closing date, the Company may elect, subject to pro forma compliance with specified financial covenants and other conditions, to solicit the lenders to increase commitment for borrowings under the Revolving Credit Facility and to increase by up to $50 million the total principal amount of borrowings available under the First Lien Loan Facility.

The obligations under the Credit Facilities would be guaranteed by the Company and the Company’s other subsidiaries. Moreover, the obligations would be secured by first-priority liens on substantially all of the assets of the Company and its subsidiaries, in the case of the First Lien Credit Facilities, and second-priority liens on substantially all of the assets of the Company and its subsidiaries, in the case of the Second Lien Credit Facility.

B.	Equity Financing Arrangement

Pursuant to the Company’s proposed recapitalization, (1) all of the Company’s outstanding Series B Warrants, Series C Warrants, and Series D Warrants will be exchanged by the holders thereof for shares of Common Stock, (2) 50% of the outstanding shares of the Company’s 8% Series A Convertible Redeemable Preferred Stock will be redeemed for the liquidation preference plus accrued and unpaid dividends using in part proceeds from the sale of the Shares and the remainder converted into shares of Common Stock, (3) all of the outstanding shares of 8% Series B Convertible Redeemable Preferred Stock and, to the extent there are any, 8% Series C Convertible Redeemable Preferred Stock will be converted into shares of Common Stock, and (4) all outstanding restricted stock units for shares of the Company’s 8% Series A Convertible Redeemable Preferred Stock, the Company’s 8% Series B Convertible Redeemable Preferred Stock and Series D Warrants held by certain members of the Company’s senior management will be converted into or exchanged for restricted stock units for an aggregate of 1,575,167 shares of Common Stock under the Company’s Executive Stock Incentive Plan. More specifically, commitment letters were entered into with the WCAS Funds (as defined below) and the TCP Funds (as defined below) contemplating the following:

1. WCAS Equity Commitment Letter. Pursuant to a commitment letter dated June 8, 2007 (as amended from time to time, the “WCAS Equity Commitment Letter”) signed by Welsh, Carson, Anderson & Strow VIII, L.P. (together with its affiliated investment funds, the “WCAS Funds”), the WCAS Funds intend to, among other things: (a) purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for an aggregate purchase price of $21,000,000; (b) exchange approximately $23.5 million in principal amount of their interest in the Borrower’s third lien senior secured notes due 2009 (the “Existing Third Lien Notes”) into Common Stock; (c) convert their ownership in the Company’s 8% Series B convertible redeemable preferred stock into shares of Common Stock; and (d) convert their ownership in the Company’s Series B Warrants and Series C Warrants into Common Stock.

2. TCP Equity Commitment Letter. Pursuant to a commitment letter dated June 8, 2007 (as amended from time to time, the “TCP Equity Commitment Letter”) signed by Special Value Absolute Return Fund, LLC, Special Value Bond Fund II, LLC and Special Value Continuation Partners, LP (collectively, the “TCP Funds”), the TCP Funds would, among other things: (a) exchange approximately $25 million in principal amount of their interest in the Existing Third Lien Notes into Common Stock, and (b) convert their ownership in the Company’s Series D Warrants into Common Stock.

3. Additional Existing Third Lien Note Exchange. Holders of Existing Third Lien Notes other than the WCAS Funds and the TCP Funds, will exchange approximately $3.8 million in principal amount of such notes into Common Stock at $3.03 per share.

4. Participation in Rights Offering. None of the shares of Common Stock held by WCAS Funds, TCP Funds, certain members of senior management, or received by additional holders of Existing Third Lien Notes who converted such Notes into Common Stock will participate in the Rights Offering. The Overview of DeltaCom Equity Structure attached hereto as Schedule 1 to this Exhibit A sets forth the anticipated Common Stock ownership of the Company following the Rights Offering.

C.	Existing Debt Financing

Pursuant to the Recapitalization, the Company will use the proceeds of borrowings from the First Lien Loan Facility and the Second Lien Credit Facility and sales of Common Stock for cash to repay in full all outstanding obligations in respect of (1) the Borrower’s first lien senior secured notes due 2009, (2) the Borrower’s Second Amended and Restated Credit Agreement, dated as of July 26, 2005, (3) the Existing Third Lien Notes (other than the Existing Third Lien Notes to be converted into Common Stock as described above), (4) the Company’s 10.5% senior unsecured notes due 2007, (5) the Company’s 10% unsecured vendor note due 2008, and (6) the Company’s existing capital leases (collectively, the “Existing Debt”), in each case including all principal, premium and accrued and unpaid interest, fees and other amounts with respect thereto. All guarantees and security with respect to the Existing Date will be unconditionally released upon full payment.

***

EXHIBIT B

ITC^DELTACOM, INC.

CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND

RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF 6%

SERIES H CONVERTIBLE REDEEMABLE PREFERRED STOCK AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ITC^DeltaCom, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Corporation’s Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors is authorized to issue preferred stock of the Corporation in one or more series, and that a duly authorized committee of the Board of Directors has duly approved and adopted the following resolution on July ___, 2007:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation of the Corporation and in the Committee of Independent Directors (the “Committee”) by the Board of Directors, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Committee hereby creates, authorizes and provides for the issuance of 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share, consisting of 412,215 shares and having the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation and in this resolution as follows:

Section 1    Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the 6% Series H Convertible Redeemable Preferred Stock (the “Series H Preferred Stock”). The number of shares constituting the Series H Preferred Stock shall be 412,215, with a liquidation preference of $100.00 per share (the “Liquidation Preference”).

Section 2    Dividends and Distributions.

(a) Each share of Series H Preferred Stock shall be entitled to receive cash dividends in an amount equal to 6% per annum of the Liquidation Preference. Dividends with respect to each share of Series H Preferred Stock shall accrue and shall be cumulative, whether or not declared, from the date of issue of such share. In addition, each share of Series H Preferred Stock shall be entitled to receive any dividend or distribution of other property, if any, declared

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and paid by the Corporation on shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) during the applicable dividend period multiplied by the number equal to the number of shares of Common Stock into which each share of Series H Preferred Stock will be convertible in accordance with the conversion provisions set forth in Section 7(b) herein; provided, however, that no distribution shall be made to the holders of the Series H Preferred Stock in connection with the rights offering to holders of Common Stock to subscribe for additional shares of Common Stock for $3.03 per share (the “Rights Offering”) contemplated by the recapitalization transactions consummated on the date of the initial issuance of shares of Series H Preferred Stock.

(b) An amount equal to any accrued cash dividends with respect to a share of Series H Preferred Stock shall be paid to the holder of such share on the date such share is redeemed pursuant to Section 5 or converted into Common Stock pursuant to Section 7.

(c) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of Series H Preferred Stock at any time, except to the extent of funds legally available therefor.

Section 3    Ranking. The Series H Preferred Stock shall, with respect to dividend rights and distributions upon the liquidation, dissolution or winding-up of the Corporation, rank senior to all classes of Common Stock and each other class of capital stock or series of preferred stock issued by the Corporation.

Section 4    Voting Rights. From and after the date of the initial issuance of the Series H Preferred Stock, for all matters submitted to a vote of the stockholders of the Corporation, the holders of each share of Series H Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series H Preferred Stock will be convertible in accordance with the conversion provisions set forth in Section 7(b) herein. The holders of the Series H Preferred Stock shall be given notice of any meeting of stockholders of which the holders of Common Stock are given notice in accordance with the bylaws of the Corporation. The holders of Series H Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, except as required by law or as provided in Sections 8 and 9 herein. Holders of Series H Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action, except as provided in Sections 8 and 9 herein. The holders of the Series H Preferred Stock shall be entitled to act by written consent.

Section 5    Redemption.

(a) Between the initial date of issuance of the shares of Series H Preferred Stock and the consummation of the Rights Offering if it occurs, shares of Series H Preferred Stock shall not be redeemable by the Corporation.

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(b) Four Business Days after the expiration of the Rights Offering (the “Rights Offering Redemption Date”), the Corporation, without further notice, shall use the entire cash proceeds received from subscribers for Common Stock in the Rights Offering (the “Redemption Proceeds”) to redeem outstanding shares of Series H Preferred Stock at a per share redemption price equal to the Liquidation Preference. In the event that fewer than all the outstanding shares of Series H Preferred Stock are able to be redeemed using the Redemption Proceeds, the shares to be redeemed shall be selected pro rata among the holders of outstanding shares. Notwithstanding anything to the contrary contained herein, shares of Series H Preferred Stock shall be redeemed only out of the Redemption Proceeds and the Corporation shall have no obligation to redeem any shares of Series H Preferred Stock out of any other corporate funds. Once a share of Series H Preferred Stock is redeemed, dividends will cease to accrue with respect to such share and all rights of the stockholder as a holder thereof, including the right to receive Common Stock upon conversion, shall cease. “Business Day” means any day other than a Saturday, a Sunday or any day on which the banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed.

(c) From and after the Rights Offering Redemption Date, each share of Series H Preferred Stock redeemed shall represent only the right to receive its pro rata share of the Redemption Proceeds plus an amount equal to accrued dividends through the Rights Offering Redemption Date, which the Corporation shall deliver to the holder upon surrender of certificates for shares of Series H Preferred Stock.

Section 6    Reacquired Shares. Shares of Series H Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series H Preferred Stock upon their retirement and cancellation shall not be reissued as shares of Series H Preferred Stock and shall become authorized but unissued shares of preferred stock undesignated to a series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 7    Conversion.

(a) Between the initial date of issuance of the Series H Preferred Stock and the earlier of (i) the Rights Offering Redemption Date, and (ii) January 31, 2008, the shares of Series H Preferred Stock shall not be convertible.

(b) On the Rights Offering Redemption Date each share of Series H Preferred Stock which is not redeemed on such date automatically and without the need for any further action by the holder or the Corporation shall be converted into 33 shares of Common Stock. If the Rights Offering Redemption Date has not occurred on or before January 31, 2008, each outstanding share of Series H Preferred Stock on January 31, 2008 automatically and without the need for any further action by the holder or the Corporation shall be converted into 33 shares of Common Stock, unless such date is extended by mutual agreement between the Corporation and a majority of the outstanding shares of the Series H Preferred Stock, in which event, such share of Series H

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Preferred Stock shall be converted into Common Stock on such extended date. Upon conversion of any share of Series H Preferred Stock, the certificate representing such share of Series H Preferred Stock shall automatically represent the number of shares of Common Stock into which such share of Series H Preferred Stock was converted.

(c) Upon conversion of a share of Series H Preferred Stock into Common Stock, the Corporation shall pay to the holder an amount equal to all accrued dividends with respect to that share.

(d) The Corporation at all times shall reserve and keep available for issuance upon the conversion of the Series H Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of Series H Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series H Preferred Stock.

(e) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series H Preferred Stock shall be made without charge to the converting holder of such shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series H Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Section 8    Amendment of the Certificate of Designation. So long as any shares of Series H Preferred Stock are outstanding, neither (a) this Certificate of Designation nor (b) the terms of the Common Stock purchase warrants initially issued on October 29, 2002 shall be amended in any manner without, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series H Preferred Stock, voting separately as a class.

Section 9    Special Voting Rights. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series H Preferred Stock, voting separately as a class, shall be required to authorize the Corporation to (a) declare, make, pay or set aside funds for the payment of dividends upon any other class of shares of the capital stock of the Corporation or (b) purchase or otherwise redeem any shares of any other class of shares of the capital stock of the Corporation; except, with respect to (a) and (b) above, pursuant to stock incentive plans of the Corporation existing on the date of the initial issuance of the shares of Series H Preferred Stock; provided, however, that the provisions of this Section 9

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shall not apply in respect of the authorization or payment of any rights to acquire shares of Common Stock as contemplated by the Equity Purchase and Rights Offering Agreement dated July 16, 2007 by and among the Corporation and the purchasers listed on the signature pages thereto, as may be amended from time to time, and the transactions contemplated thereby.

IN WITNESS WHEREOF, this Certificate of Designation has been duly executed by the Corporation’s authorized Officer this      day of July, 2007.

ITC^DeltaCom, Inc.

By:
Name:	J. Thomas Mullis
Title:	Senior Vice President – Legal and Regulatory

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